As filed with the Securities and Exchange Commission on June 22, 2015

Registration Statement No. 333-37011

Registration Statement No. 333-39322

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8

Registration Statement No. 333-37011

Registration Statement No. 333-39322

UNDER

THE SECURITIES ACT OF 1933

THE BANK OF KENTUCKY

FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Kentucky	61-1256535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

111 Lookout Farm Drive, Crestview Hills, Kentucky	47017
(Address of Principal Executive Offices)	(Zip Code)

Stock Option Award Agreements with Advisory Board Members

The Bank of Kentucky Financial Corporation 1998 Stock Option and Incentive Plan

(Full title of the plans)

Robert J. Johnson, Jr.

Senior Executive Vice President,

General Counsel, Secretary and

Chief Corporate Governance Officer

BB&T Corporation

200 West Second Street

3rd Floor

Winston-Salem, North Carolina 27101

(336) 733-2180

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of The Bank of Kentucky Financial Corporation (the “Registrant”):

•	File No. 333-37011, pertaining to the registration of 12,440 shares of Common Stock, no par value, of the Registrant (the “Common Stock”), issuable under certain Stock Option Award Agreements with Advisory Board Members; and

•	File No. 333-39322, pertaining to the registration of 360,000 shares of Common Stock, issuable pursuant to The Bank of Kentucky Financial Corporation 1997 Stock Option and Incentive Plan.

On September 5, 2014, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BB&T Corporation, a North Carolina corporation (“BB&T”). Pursuant to the Merger Agreement, among other transactions, on June 19, 2015 the Registrant merged with and into BB&T (the “Merger”), with BB&T continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger.

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on June 22, 2015.

BB&T CORPORATION, AS SUCCESSOR TO THE BANK OF KENTUCKY FINANCIAL CORPORATION

By:	/s/ Daryl N. Bible
Name:	Daryl N. Bible
Title:	Senior Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.